Exhibit 4.2
DESCRIPTION OF COMMON SHARES

We have one class of securities registered under Section 12(b) of the Securities Exchange Act of 1934, as amended: our common shares, no par value per share (our “Common Shares”).

The following summarizes briefly some of the general terms of our Common Shares and does not purport to be complete. It is subject to and qualified in its entirety by reference to the applicable provisions of our Amended and Restated Articles of Incorporation (the “Articles”) and our Amended and Restated Code of Regulations (the “Code of Regulations”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part, and the Ohio Revised Code. We encourage you to read our Articles and Code of Regulations and the applicable provisions of the Ohio Revised Code.

Pursuant to our Articles, we are authorized to issue 64,000,000 shares, consisting of 63,000,000 Common Shares and 1,000,000 preferred shares, no par value per share. Our Common Shares are listed on the Nasdaq Global Select Market under the symbol “ANDE.”

Set forth below is a brief discussion of the principal terms of our Common Shares:

Dividend and Liquidation Rights

Subject to the preferences applicable to any Preferred Shares that may be outstanding, each Common Share will be entitled to participate equally in such dividends as may be declared by our board of directors out of funds legally available therefor or to participate equally in all distributions upon liquidation of assets remaining after payment of liabilities and satisfaction of the liquidation preference of any Preferred Shares that may be outstanding.

Voting Rights

Subject to rights of any Preferred Shares that may be outstanding, each Common Share will be entitled to one vote on all matters submitted to a vote of the shareholders. There is no cumulative voting.

Preemptive or Similar Rights

The holders of our Common Shares will not be entitled to preemptive or other similar subscription rights to purchase any of our securities.

Anti-Takeover Provisions

Our Articles contain certain provisions that may have the effect of delaying, deferring or preventing a future takeover or change in control of the company.

These provisions include:

Fair Price Provisions

In the event that a person becomes a “controlling person” and seeks to implement a “business combination” of our company with such person, our Articles provide a special vote, in addition to whatever other vote may be required, of two-thirds of the outstanding Common Shares not held by the controlling person, in order to approve such transaction. This special vote is not required if a “minimum price per share” is to be paid to those holders of Common Shares who do not vote in favor of the business combination and whose proprietary interest will be terminated in connection with such business combination, and if a proxy statement is distributed for purposes of soliciting shareholder approval of the business combination. This special vote is also not required if our board of directors, by affirmative vote of two-thirds of the directors, approves a business combination initiated by a controlling person and determines that the transaction is in the best interests of the company.

Exhibit 4.2
A “controlling person” is defined as any person who “beneficially owns” more than 10% of our outstanding Common Shares. “Beneficially owns” is defined broadly to include all forms of ownership by a person, together with affiliates and associates, and all types of arrangements that give a person, together with affiliates and associates either directly or indirectly, actual or potential voting rights or investment decision authority with respect to the Common Shares.

“Business combination” includes virtually every transaction between a controlling person (and certain of such person’s affiliates and associates) and the company (or a subsidiary of the company) that would involve a combination of the business operations or assets of such persons and that occurs within three years after a person becomes a controlling person.

“Minimum Price Per Share” is defined as the higher of (i) the highest gross per share price paid or agreed to be paid within three years prior to the record date set for voting on the business combination to acquire any of our Common Shares beneficially owned by a controlling person, or (ii) the highest per share market price of our Common Shares during such three-year period.

By its terms, this provision cannot be amended, altered, changed or repealed in any respect without the affirmative vote of at least two-thirds of shareholders (excluding any controlling person’s interests).

Business Combinations

Our Articles provide that if a proposal is made that we enter into a merger or consolidation with any other corporation (other than one of our direct or indirect wholly-owned subsidiaries), or sell or otherwise dispose of all or substantially all of our assets or business in one transaction or a series of transactions, or liquidate or dissolve, the affirmative vote of the holders of at least two-thirds of our outstanding Common Shares will be required for the approval of such proposal. The foregoing does not apply to any such merger, consolidation, sale, disposition, liquidation or dissolution which is approved by resolution of two-thirds of our directors then in office, if the majority of the members of our board of directors adopting such resolution were members of our board of directors prior to the public announcement of the proposed merger, consolidation, sale, disposition, dissolution or liquidation and prior to the public announcement of any transaction relating to such merger, consolidation, sale, disposition, dissolution or liquidation. If such approval is granted, then such transaction will only require the additional approval, if any, that is otherwise required under the other provisions of our Articles and under applicable law.

Control Share Acquisitions

Our Articles provide that a “control share acquisition” of our Common Shares can only be made with the prior approval of our shareholders. A “control share acquisition” is defined as any acquisition of our shares that, when added to all other shares of the company owned by the acquiror, would entitle the acquiror to exercise levels of voting power in the following ranges: one-fifth or more but less than one-third, one-third or more but less than a majority, and a majority or more.

The acquiror seeking to make a control share acquisition must comply with the procedural requirements set forth in our Articles and may make the proposed control share acquisition only if both of the following occur: (i) our shareholders authorize the acquisition by an affirmative vote at a special meeting of (a) two-thirds of the voting power of the company represented at the meeting in person or by proxy and (b) two-thirds of the voting power so represented, excluding the voting power of shares that may be voted by the acquiror, by any officer of the corporation elected or appointed by the directors and by any employee of the company who is also a director; and (ii) the proposed control share acquisition is consummated no later than 360 days following the shareholders’ authorization of such acquisition.

Exhibit 4.2

Transactions with Interested Shareholders

Our Articles prevent an “interested shareholder” (defined generally as a person owning 10% or more of our Common Shares) from engaging in an “interested shareholder transaction” (generally, a merger, consolidation, sale, lease or other disposition of substantial assets either by the company to the interested shareholder or vice versa, certain reclassifications of our shares, or a loan or other financial benefit to the interested shareholder not shared pro rata with other shareholders) with us for three years following the date that person became an interested shareholder unless, subject to limited exceptions, (i) before that person became an interested shareholder, our board of directors approved the interested shareholder transaction or the transaction in which the interested shareholder became an interested shareholder, (ii) upon the consummation of the transaction that resulted in the shareholder becoming an interested shareholder, such shareholder owned 85% or more of our outstanding Common Shares (excluding shares owned by our officers and by certain employee share plans) or (iii) our board of directors approves the interested shareholder transaction and the interested shareholder transaction is also approved by two-thirds of the outstanding Common Shares not owned by the interested shareholder.

By its terms, this provision cannot be amended, altered, changed or repealed in any respect without the affirmative vote of at least two-thirds of our shareholders (excluding any interested shareholder’s interests).